UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 17, 2008

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed in a Form 8-K dated August 14, 2008 of Computer Software Innovations, Inc. (the “Company”), the Company entered into a Contract of Purchase and Sale dated August 8, 2008 for the sale of real property (the “Property”) owned by the Company and located at 3213 Executive Park Circle, Mobile, Alabama, to Employee Liability Management, Inc. (“the Buyer”). The Property consists of an office building acquired in the Company’s acquisition of the business operations of McAleer Computer Associates, Inc. in January 2007.

On November 17, 2008, the Company and the Buyer closed on the sale of the Property. The sales price was $485,000. Proceeds from the sale were used to pay off the mortgage loan relating to the Property with RBC Bank (USA) in the amount of $455,347.50. The Company transferred title to the Property via a Statutory Warranty Deed dated November 17, 2008, which is filed as Exhibit 10.1 hereto.

In conjunction with the sale of the Alabama Property, the Company and the Buyer also entered into a short term lease. Pursuant to such lease, the Company will lease the Property from the Buyer until February 15, 2009, at a monthly rate of $5,000. It is anticipated that the Company will move into other facilities on or about the expiration date of the lease.

Item 3.02.	Unregistered Sales of Equity Securities.

On October 28, 2008, Barron Partners LP converted 120,000 shares of Series A Convertible Preferred Stock of the Company into a like number of shares of common stock, par value $0.001 per share of the Company. The conversion was effectuated pursuant to an exemption from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) of such act.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description
10.1*	Statutory Warranty Deed from the Company to Middle Bay Land, LLC dated November 17, 2008.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
President/Chief Executive Officer

Dated: November 21, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1*	Statutory Warranty Deed from the Company to Middle Bay Land, LLC dated November 17, 2008.

*	Filed herewith.